Exhibit 10.4

Description of Nash Finch Company

2005 Executive Incentive Program

Objectives of the Program

The 2005 Executive Incentive Program is a key component of Nash Finch executive compensation. The main objectives of the program are to:

•                  Support the creation of shareholder value and align executive interest with that of shareholders.

•                  Drive the achievement of short-term business results needed to achieve long-term strategic objectives.

•                  Provide competitive total compensation opportunities in order to attract and retain the leadership needed for Nash Finch to be successful.

•                  Promote teamwork by encouraging the leadership team to work together to achieve financial and operational goals.

Incentive Opportunities

Nash Finch intends to provide executives with compensation opportunities competitive with those available in companies with which it competes for associates and customers.  In order to support a high-performance culture, a substantial portion of compensation is at-risk and tied to business results.

Bonus opportunities are based on an executive’s level of responsibility and competitive practices.  The maximum bonus an executive may earn is expressed as a percentage of base salary and is intended to give an executive the chance to earn significant additional compensation tied to the achievement of key objectives.  All calculations will be based on an executive’s annualized salary as of the first day of the plan year, which was January 2, 2005.  In the event of a promotion, transfer, or other change, bonus opportunities will be pro-rated by date for each position.  Bonus potential is pro-rated from employment date for new hires. Prorating is effected on a calendar year basis. A summary of an individual executive’s bonus potential is outlined on a personal worksheet provided to the individual.

Performance Focus

The extent to which bonuses are earned under the program depends on the extent to which key performance objectives established at the start of the plan year are achieved.  Performance is measured against financial and operational results, with a primary focus on financial results.

Part A of the incentive program focuses on financial measures. For Corporate positions, the financial portion of the bonus opportunity focuses exclusively on the Company’s consolidated net earnings.  Division/Region positions (and Corporate positions responsible for Division/Region earnings) have part of their financial goals tied to Division/Region earnings and part tied to Company consolidated net earnings.

Part B of the incentive program focuses on operational measures. For Retail positions, the measure is the “G.R.E.A.T. Score,” an independent assessment of retail store performance, and for Food Distribution positions it is the “MATRIX,” which is a combined measurement of distribution center fill rate, on-time deliveries, and selector accuracy.  Bonuses for Corporate positions consider both measures.

Part C of the incentive program focuses on individual goals which include:

1.               Achievement of individual performance goals that support and are aligned with departmental and organizational goals for the year.

2.               Remaining within authorized budget.

3.               Developing a pipeline of successors to an executive’s position and/or within the executive’s department by executing the succession planning process.

4.               Developing and execut~~i~~ng an individual development plan.

Weights within Part C may vary based on individual circumstances.

The performance measures and weighting between measures for the 2005 program are summarized in the table below.

2005 Performance Measures and Weightings

	Area	Weighting	Measurement
PART A-	Corporate	60%	Company net earnings
Financial	Retail/Food Distribution	15%	Company net earnings
		45%	Division/Region earnings

PART B-	Corporate	10%	G.R.E.A.T. Score
Operational		10%	MATRIX*
	Retail	20%	G.R.E.A.T. Score
	Food Distribution	20%	MATRIX*

PART C- Individual	All Areas	20%	Combination of: specific individual goals, operating budgets, succession planning, individual dev. plans and other items

*The MATRIX is a total of the results for fill rate, on-time deliveries, and selector accuracy.

Performance Objectives

There are specific objectives for each Part A and Part B measurement that are approved by the Compensation Committee shortly after the beginning of the plan year.  The Compensation Committee reviews and approves the payment of bonuses after the end of the plan year, based on the degree to which Part A and B objectives and Part C individual goals have been attained.

Part A of the bonus program has minimum and maximum objectives, expressed in terms of Company net earnings and, for certain individuals, Division/Region earnings.  If results are below the minimum objective, no Part A bonus payment will be made.  If results are at or above the maximum objective, 100% of the Part A bonus amount will have been earned.  If results are between the minimum and maximum objectives, a pro-rata portion of the Part A bonus amount will have been earned.

Part B operational objectives are “all-or-nothing”.  The specified Retail G.R.E.A.T. score must be met or surpassed for that portion of the Part B bonus amount to be paid.  The specified Food Distribution MATRIX value likewise must be met or surpassed for that portion of the Part B bonus amount to be paid.

Discretionary Adjustment of Award

The Compensation Committee retains the right to amend or terminate the 2005 bonus program at any time, and to adjust bonus payments in its discretion at any time prior to the payment of any bonus.  The Compensation Committee may specifically adjust a bonus payment downward for a particular program participant if an Internal Audit report issued during 2005 and covering a process for which that participant has substantial responsibility concludes that there is a deficiency in the system of internal controls for that process.  In addition, if the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 are successfully invoked so as to require the Chief Financial Officer and Chief Executive Officer of the Company not to receive, or to reimburse the Company for, (1) any bonus or incentive based or equity based compensation or (2) any profits realized from the sale of securities of the Company with respect to 2005, then the Compensation Committee may reduce, in whole or part, the 2005 bonuses payable to all executive officers and corporate officers of the Company, or require the forfeiture of some or all of the 2005 bonuses previously paid to such individuals.

Termination of Employment

If an executive’s employment terminates for any reason – whether voluntary or involuntary – before the last day of the 2005 fiscal year, that executive will be ineligible to receive a bonus under this program.

Bonus Payments

Bonuses are expected to be paid as soon as practicable after the close of the 2005 fiscal year. While any approved bonus will ordinarily be paid in cash, a participant in this program may elect, prior to the Compensation Committee’s approval of bonus payout amounts, to receive all or part of any bonus payable in shares of Nash Finch common stock.  To the extent that a participant receives payment in stock, the participant will also receive additional restricted shares of Nash Finch common stock equal to 15% of the number of unrestricted shares received in lieu of cash. The restricted shares will vest in full on the date two years after the date the Compensation Committee approves the payment of the bonus, so long as the participant has retained beneficial ownership of the unrestricted shares received in lieu of cash, and his or her employment with Nash Finch has not ended under circumstances described in the 2000 Stock Incentive Plan.